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                                                                    Exhibit 5.01

                                  June 7, 1999



Cleveland Indians Baseball Company, Inc.
2401 Ontario Street
Cleveland, Ohio  44115

         Re:      Cleveland Indians Baseball Company, Inc. Long-Term Incentive
                  Plan

Ladies and Gentlemen:

                  We have acted as counsel to Cleveland Indians Baseball Company, Inc., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 700,000 Class A Common Shares, without par value (the "Common Shares"), of the Company pursuant to the Cleveland Indians Baseball Company, Inc. Long-Term Incentive Plan (the "Plan").

                  We have examined the Plan and such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based solely thereon, we are of the opinion that the Common Shares available for issuance under the Plan, when issued, delivered and paid for pursuant to the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit
5.01 to the Registration Statement and to the reference to our firm in Item 5 of
Part II to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                         Very truly yours,

                                         /s/ Baker & Hostetler LLP

                                         Baker & Hostetler LLP